Exhibit 11.2

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CHEETAH MOBILE INC.

STATEMENT OF POLICIES

GOVERNING MATERIAL, NON-PUBLIC INFORMATION AND

THE PREVENTION OF INSIDER TRADING

(AS ADOPTED BY THE BOARD OF DIRECTORS ON JUNE 7, 2024)

This Statement of Policies Governing Material, Non-Public Information and the Prevention of Insider Trading (this “Statement”) applies to all directors, officers, employees and consultants of Cheetah Mobile Inc. and its subsidiaries and consolidated and affiliated entities (collectively, the “Company”).

This Statement consists of seven sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading; Section III explains insider trading; Section IV lists out prohibited transactions; Section V introduces Rule 10b5-1 trading plans; Section VI sets out the Company’s policies on reporting violations and seeking advice; and Section VII clarifies the applicability to post-termination transactions.

I.

SUMMARY

Preventing insider trading is necessary to comply with United States securities law and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells any securities while in possession of inside information relating to the securities. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies set forth in this Statement (collectively, the “Policy”) to be a matter of utmost importance. Violation of the Policy could cause extreme embarrassment and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of the Policy will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator, not to mention the attorney’s fees of the persons injured.

Exhibit 11.2

This Statement applies to all directors, officers, employees and consultants of the Company and extends to all of such persons’ activities within and outside their duties at the Company. Every director, officer and employee and consultant of the Company must review this Statement, and when requested by the Company, must execute and return the Certification of Compliance attached hereto to Thomas Ren (the “Compliance Officer”), within seven (7) days after receiving the request.

Questions regarding this Statement should be directed to the Compliance Officer by email at [***].

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Exhibit 11.2

II.

POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards, if applicable, that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below. The Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold ordinary shares or ADSs (as defined below) subject to an option or other award to satisfy tax withholding requirements.

A.
No Trading - No director, officer, employee or consultant of the Company shall purchase or sell any type of security or enter into a binding security trading plan in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (a “Trading Plan”) while in possession of material, non-public information relating to the Company, its American Depositary Shares (“ADSs”) representing its ordinary shares or other securities (the “Material Information”).

In the event that the Material Information possessed by you relates to the ADSs or other securities of the Company, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the Material Information by the Company, which forty-eight (48) hours shall include in all events at least one full Trading Day on New York Stock Exchange following such public disclosure. The term “Trading Day” is defined as a day on which New York Stock Exchange is open for trading. Except for public holidays in the U.S., New York Stock Exchange’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no director, officer, employee or consultant of the Company may purchase or sell any securities of the Company or enter into a Trading Plan, without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period” by the Company, regardless of whether such director, officer, employee or consultant possesses any Material Information. For the avoidance of any doubt, a “limited trading period” is a period designated by the Company during which all directors, officers, employees, and consultants of the Company are generally prohibited from trading in the Company’s securities. This restriction, usually implemented during sensitive events, aims to prevent insider trading by those with potential access to material non-public information.

Furthermore, all transactions in the securities of the Company (including without limitation, acquisitions and dispositions of the ADSs, the sale of ordinary shares issued upon exercise of stock options or vesting of other share-based awards, and the execution of a Trading Plan, but excluding the acceptance of options granted by the Company and the exercise of options or vesting of other share-based awards that does not involve the sale of securities) by directors, officers and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer.

Exhibit 11.2

Employees will be notified by the Company if they are in the group required to obtain such pre-approval.

Please see Section III below for an explanation of Material Information.

B.
Trading Window – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no director, officer, employee or consultant shall purchase or sell any securities of the Company or enter into a Trading Plan other than during a Trading Window.

A “Trading Window” is the period in any fiscal quarter of the Company commencing at the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the prior year or quarter, as applicable, and ending on December 31, March 31, June 30, or September 30, as the case may be.

In other words,

(1)
beginning on January 1 of each year, no director, officer, employee or consultant shall purchase or sell any securities of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal year ended on December 31 of the prior year, and
(2)
beginning on April 1, July 1, and October 1 of each year, respectively, no director, officer, employee or consultant shall purchase or sell any securities of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal quarter ended on March 31, June 30, and September 30 of that year, respectively.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before New York Stock Exchange closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in any securities of the Company during an open Trading Window is not a “safe harbor,” and all directors, officers, employees and consultants should strictly comply with all the policies set forth in this Statement. The Company’s directors or officers shall seek the Legal Department’s approval at least ten business days prior to trading the Company’s securities even during an open trading window.

When in doubt, do not trade! Check with the Compliance Officer first.

Notwithstanding the foregoing, sale of securities of the Company pursuant to an existing Trading Plan which was entered into in accordance with the Policy and in compliance with applicable law is not subject to the restrictions on trading in Sections II-A and II-B above.

Exhibit 11.2

C.
Other Blackout Periods

During the following blackout periods, the Company’s securities (except by means of pre-arranged Trading Plans established in compliance with the Policy) may not be traded:

Interim Earnings Guidance Blackout. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, a filing to the U.S. Securities and Exchange Commission (the “SEC”), or other means designed to achieve widespread dissemination of the information. You should anticipate that trading of the Company’s securities will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market. Any such trading blackout will be communicated to directors, officers, and employees subject to the blackout.

Event-Specific Blackout. From time to time, an event may occur that is material to the Company (e.g., significant acquisitions) and is known by only a few directors, officers and/or employees. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Legal Department will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

NOTE: Even if a blackout period is not in effect, at no time may you trade in Company securities if you are in possession of material nonpublic information about the Company. The failure of the Legal Department to notify you of an event-specific blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.

D.
Legal Compliance of Trading Plans - In addition to and notwithstanding the policies contained elsewhere in this Statement that apply to Trading Plans, all insiders of the Company must abide by all applicable U.S. securities laws and regulations when adopting, amending, and terminating a Trading Plan.
E.
No Tipping - No director, officer, employee or consultant shall directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”) while in possession of such Material Information.
F.
Confidentiality - No director, officer, employee or consultant of the Company shall communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.
G.
No Comment - No director, officer, employee or consultant of the Company shall discuss any internal matters or developments of the Company with anyone outside of the Company, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its

Exhibit 11.2

securities by the financial press, investment analysts or others, or any requests for comments or interviews, you should decline comment and direct the inquiry or request to the Company’s Chief Financial Officer, who is responsible for coordinating and overseeing the release of the information of the Company to the investing public, analysts and others in compliance with applicable laws and regulations.
H.
Corrective Action - If you become aware that any potential Material Information has been or may have been inadvertently disclosed, any director, officer, employee or consultant should notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

III.

EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that “insider trading” includes the following:

•
Trading by insiders while in possession of material, non-public information;
•
Trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
•
Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. However, the subsequent sales of the underlying securities are subject to such policies. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth in this Statement.

What Information Is Material?

The materiality of information depends upon the circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would

Exhibit 11.2

consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning:

·
dividends;
·
corporate earnings, earnings forecasts or changes to previously released earnings announcements or guidance;
·
other unpublished financial results;
·
write-downs and additions to reserves for bad debts;
·
changes in financial condition or asset value;
·
negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;
·
significant new contracts or the loss of a significant contract;
·
significant new products or services;
·
significant marketing plans or changes in such plans;
·
capital investment plans or changes in such plans;
·
pending or threatened material litigation, administrative action or governmental investigations or inquiries about the Company or any of its subsidiaries or affiliated entities, officers or directors;
·
significant borrowings or financings;
·
defaults on borrowings;
·
new equity or debt offerings;
·
significant personnel changes, changes in control of the Company or extraordinary management developments;
·
the gain or loss of a significant customer or supplier;
·
changes in accounting methods and write-offs;
·
changes in auditors or auditor notification that the Company may no longer rely on an audit report;
·
events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or an offering of additional securities;
·
a cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value; and

Exhibit 11.2

·
any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

When Is Information Non-Public?

Information is “non-public” if it is not available to the general public and sufficient time has not passed for the securities markets to digest the information. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through (i) public filings with the SEC or securities regulatory authorities; or (ii) issuance of press releases via major newswire such as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, PR Newswire or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty-eight (48) hours, including at least one trading day, following publication by the Company as a reasonable waiting period before such information is deemed to be public.

Who Is an Insider?

“Insiders” include directors, officers, employees and consultants of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All directors, officers, employees and consultants of the Company should consider themselves insiders with respect to material, non-public information about business, activities and securities of the Company. Directors, officers, employees and consultants may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by members of a director’s, officer’s, employee’s or consultant’s household (e.g., spouses, minor children, or adult family members who share the same household) can be the responsibility of such director, officer, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions. This Policy also applies to any other person or entity whose securities trading decisions are influenced or controlled by the officer, director or employee.

Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including

Exhibit 11.2

tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in the unlawful conduct and their employers. The SEC and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

• administrative sanctions;

• sanctions by self-regulatory organizations in the securities industry;

• civil injunctions;

• damage awards to private plaintiffs;

• disgorgement of profits gained by the violator;

• civil fines for the violator of up to three times the amount of profit gained or loss avoided by the violator;

• civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;

• criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and

• jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws. Other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated upon the occurrence of insider trading.

Material Non-public Information Regarding Other Companies

Exhibit 11.2

This Statement and the guidelines described herein also apply to material non-public information relating to other companies, including the Company’s customers, vendors and suppliers (“Business Partners”), particularly when that information is obtained in the course of employment with, or other services performed by, or on behalf of, the Company. Civil and criminal penalties, and discipline, including termination of employment for cause, may result from trading on material non-public information regarding the Company’s Business Partners. Each individual should treat material non-public information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

IV.

PROHIBITED TRANSACTIONS

Due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy may not engage in the following:

A.
Publicly-Traded Options. You may not trade in options, warrants, puts and calls or similar instruments on Company securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or other employee is trading based on material non-public information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.
B.
Short Sales. You may not engage in short sales of Company securities. A short sale has occurred if the seller (i) does not own the securities sold or (ii) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.
C.
Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, you may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.
D.
Hedging Transactions. You may not engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. Hedging transactions may allow a director, officer or other employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer or other employee no longer having the same objectives as the Company’s other shareholders.
E.
Standing and Limit Orders. You may not place standing or limit orders on Company securities, unless executed as part of an approved Trading Plan

Exhibit 11.2

discussed in section V of this Statement. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when you possess material non-public information.

V.

RULE 10B5-1 TRADING PLANS

Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5. A person subject to this Statement can rely on this defense and trade in the securities of the Company, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre-arranged written Trading Plan that was entered into in good faith when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1.

Anyone subject to this Statement who wishes to enter into a Trading Plan must submit the Trading Plan to the Legal Department for its approval at least ten business days prior to the planned entry into the Trading Plan. Trading Plans may not be adopted by a person when he or she is in possession of material non-public information about the Company.

Once a Trading Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. You may amend or replace a Trading Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of a Trading Plan to the Legal Department for approval prior to adoption. You must provide notice to the Legal Department prior to terminating a Trading Plan. You should understand that frequent modifications or terminations of a Trading Plan may call into question your good faith in entering into the Trading Plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations). Please see the Company’s Rule 10b5-1 Plan Guidelines for additional requirements with respect to a Trading Plan, including a required waiting period prior to the first trade under such plan.

VI.

REPORTING VIOLATIONS/SEEKING ADVICE

You should refer suspected violations of this Statement to the Compliance Officer at [***]. In addition, if you:

•
receive material non-public information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or

•
receive confidential information and are unsure if it is within the definition of material non-public information or whether its release might be contrary to a fiduciary or other duty or obligation,

Exhibit 11.2

you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Compliance Officer. Consulting your colleagues may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical.

VII.

POST-TERMINATION TRANSACTIONS

This Statement continues to apply to transactions in the securities of the Company even after a person’s service with the Company is terminated. If a person is in possession of material non-public information when his or her service terminates, that individual may not trade in the securities of the Company until that information has become public or is no longer material. Questions or concerns on whether any continuing non-public information remains material should be directed to the Compliance Officer.

Effective Date: June 7, 2024

Approved by: The Board of Directors of the Company on June 7, 2024

Exhibit 11.2

CERTIFICATION OF COMPLIANCE

TO: Compliance Officer

RE: STATEMENT OF POLICIES OF CHEETAH MOBILE INC. GOVERNING MATERIAL NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING

I have received and reviewed and understand the policies set forth in the above-referenced Statement of Policies (such policies, as amended from time to time, the “Policy”) and hereby undertake, as a condition to my present and continued employment at or association with Cheetah Mobile Inc. or any of its subsidiaries or affiliated entities, to comply fully with the Policy.

I hereby certify that I have adhered to the Policy during the time period that I have been employed by or associated with Cheetah Mobile Inc. or any of its subsidiaries or affiliated entities.

I hereby undertake to adhere to the Policy in the future.

Signature: __________________________

Name: _____________________________

Passport/ID Card Number: _____________________________

Title: _______________________________________

Date: _____________________________